Exhibit 15
May 4, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated May 4, 2009 on our review of condensed consolidated interim financial information of UniSource Energy Corporation (the “Company”) for the three month periods ended March 31, 2009 and 2008 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2009 is incorporated by reference in the Company’s Registration Statements on Form S-8 (Nos. 333-43765, 333-43767, 333-43769, 333-53309, 333-53333, 333-99317, 333-140353 and 333-156491) and on Form S-3 (Nos. 333-31043, 333-93769, 333-103392 and 333-126141).
Very truly yours,
PricewaterhouseCoopers LLP